Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 10, 2017 with respect to the financial statements of POINTER SA (PTY) LTD.; such report has been included in the Annual Report of Pointer Telocation Ltd. on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Mazars Certified Public Accountants

Mazars Certified Public Accountants

Cape Town, South Africa, May 4, 2017.